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[HUBBELL LOGO]

                  Date:            July 27, 2007          NEWS RELEASE

                  For Release:     IMMEDIATELY
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                                                          HUBBELL INCORPORATED
                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT  06477
                                                          203-799-4100


                  Contact:         Thomas R. Conlin


                         HUBBELL REPORTS SECOND QUARTER

               NET SALES UP 6%, EARNINGS OF $.89 PER DILUTED SHARE


ORANGE, CT. (July 27, 2007) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2007.

Net sales in the second quarter of 2007 rose 6% to $640.8 million compared to $603.2 million reported in the second quarter of 2006. Net income in the second quarter of 2007 was 28% higher at $53.3 million versus $41.6 million reported in 2006. Earnings per diluted share were $.89 or 33% above the $.67 reported in the second quarter last year.

For the first six months of 2007, sales were $1,266.5 million, an increase of 8% over the same period last year. Net income for the first six months was $95.0 million or 17% above the $81.3 million reported for the first half of 2006. Earnings per diluted share in the first half of 2007 were $1.58, an increase of 20% over the $1.32 reported for the equivalent period of 2006.

Acquisitions completed in the second and fourth quarters of 2006 contributed four percentage points of the sales increase in both the 2007 second quarter and first six months; these acquisitions were modestly accretive to earnings in both periods of the current year.


                                   -continued-


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Cash flow from operations was $139.4 million in the first six months of 2007 compared to $53.6 million in the first half of 2006 primarily due to significant improvement in working capital management. Capital expenditures in the first half of 2007 were $33.0 million compared to $38.1 million in the first half of 2006. During the second quarter of 2007, the Company repurchased 1.1 million shares of its common stock for $57.2 million.

OPERATIONS REVIEW

"As we noted at the beginning of 2007, we are determined to return Hubbell to its historic levels of industry leading profitability and performance," said Timothy H. Powers, Chairman, President, and Chief Executive Officer. "We listed three primary objectives to reach that goal: price realization, productivity improvements, and cost containment.

"Our second quarter 2007 results built upon the improved performance we experienced in the first quarter of this year, and represented more progress toward each of those objectives. Planned product selling price increases have been implemented with positive realization across all of our markets. Programs to increase productivity and reduce costs are in-place and achieving success.

"Each of our business segments reported higher margins year-over-year to provide a 200 basis point improvement for the Company as a whole: net operating margin of 12.2% for the second quarter 2007 compared to 10.2% for the same period in 2006.

"The economic environment is consistent with our expectations," Powers concluded. "For Hubbell's Electrical segment, volume from customers in the non-residential construction, industrial maintenance and repair, and commercial and industrial lighting fixtures ("C&I") markets is positive compared to the prior year. The residential market continues to contract and will likely continue at negative comparisons for at least the remainder of the year.

"Markets served by Hubbell's Power Systems and Industrial Technology segments showed continuing growth in the quarter. Both segments have a significant component of international business where strong market demand is benefiting their results."


                                   -continued-


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SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on second quarter results in 2007 and 2006.

Electrical segment net sales increased 1% year-over-year despite a substantial decline in residential lighting fixture sales as that market struggles with fewer new construction starts, increasing inventory of unsold homes, and tighter lending standards. Excluding residential lighting fixture sales, segment net sales increased 7% as the remaining businesses in the segment: wiring systems, electrical products, and C&I lighting fixtures reported higher sales and operating profit. Even with the residential market downturn, the segment reported 18% higher operating profit with a 150 basis point improvement in operating profit margin.

Hubbell's Power Systems segment reported 17% higher net sales and 32% higher operating profit. The sales increase was primarily due to the impact of an acquisition and selling price increases partially offset by modestly lower volume. The Hubbell Lenoir City acquisition completed in the second quarter of 2006 accounted for approximately two-thirds of the sales increase and one-half of the operating profit increase.

The Industrial Technology segment completed another quarter of strong growth with net sales up by 25% and operating profit 58% higher. Strength in the segment's specialty communications business and industrial markets were important contributors to those double-digit sales and operating profit increases. The Austdac Pty Limited acquisition, completed in November, 2006, represented approximately one-half of the sales and one-quarter of the operating profit increases in the second quarter of 2007.

SUMMARY & OUTLOOK

"We are pleased with our operating margin improvement in sequential quarters so far in 2007: up 310 basis points in the first quarter 2007 versus the fourth quarter of 2006, and another 200 basis


                                   -continued-


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point increase in the second quarter just completed. We've done it even with the rapid decline in the residential market -- one of the largest single markets which Hubbell serves," Powers said.

"We have much more work to do. Our forecast for the full year 2007 is based on positive year-over-year trends in most of Hubbell's markets. We expect to see short-term variations in demand among our markets during the remainder of the year; domestic utility market demand, as one example, softened somewhat toward the end of the second quarter.

"Even so, we believe that our focus on price realization, productivity, and cost containment combined with our investments in a unified business system, restructuring, and new products should continue to positively impact our results. As a result, we are revising our projections for the full year 2007. Net sales growth for Hubbell is expected to be in the range of 5-7% with the benefit of improved price realization offset by lower residential markets. Earnings per diluted share are expected to be in the range of $3.10 to $3.30 or a 20-27% increase over the $2.59 reported in 2006."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "progress", "leading", "achieving", "continuing growth", "continues", "primarily", "plan", "expect", "anticipated," "expected", "expectations," "should continue", "uncertain", "goal", "projected", "expected", "will likely", "forecast", and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of


                                   -continued-


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process improvement and other lean initiatives; the expected benefit and effect of the Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the "Business" and "Risk Factors" Sections in the Annual Report on Form 10-K for the year ended December 31, 2006.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2006 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People's Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People's Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.


                                    # # # # #


                       (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED JUNE 30                 SIX MONTHS ENDED JUNE 30
                                                        ---------------------------------          --------------------------------
                                                        (UNAUDITED)           (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
                                                        -----------           -----------          -----------          -----------
                                                            2007                  2006                2007                  2006
                                                        -----------           -----------          -----------          -----------
NET SALES                                                $   640.8            $   603.2            $ 1,266.5            $ 1,176.2
COST OF GOODS SOLD                                           453.5                437.5                906.2                852.0
SELLING & administrative expenses                            109.3                102.9                218.4                202.0
Special charges                                                 --                  1.4                   --                  2.9
                                                         ---------            ---------            ---------            ---------

Total Operating Income                                        78.0                 61.4                141.9                119.3
    Operating income as a % of Net Sales                      12.2%                10.2%                11.2%                10.1%
Interest expense, net                                         (3.9)                (2.2)                (8.0)                (4.1)
Other income, net                                              0.9                  0.5                  0.4                  0.8
                                                         ---------            ---------            ---------            ---------

Income Before Income Taxes                                    75.0                 59.7                134.3                116.0
Provision for income taxes                                    21.7                 18.1                 39.3                 34.7
                                                         ---------            ---------            ---------            ---------

Net Income                                               $    53.3            $    41.6            $    95.0            $    81.3
                                                         =========            =========            =========            =========


Earnings Per Share:
  Basic                                                  $    0.90            $    0.68            $    1.60            $    1.34
  Diluted                                                $    0.89            $    0.67            $    1.58            $    1.32

Average Shares Outstanding:
  Basic                                                       59.4                 60.7                 59.5                 60.6
  Diluted                                                     60.2                 61.6                 60.3                 61.4


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                              HUBBELL INCORPORATED
                               SEGMENT INFORMATION
                                  (IN MILLIONS)


                                                         THREE MONTHS ENDED JUNE 30              SIX MONTHS ENDED JUNE 30
                                                       -----------------------------         -------------------------------
                                                       (UNAUDITED)       (UNAUDITED)         (UNAUDITED)         (UNAUDITED)
                                                       -----------       -----------         -----------         -----------
                                                          2007               2006                2007                 2006
                                                       -----------       -----------         -----------         -----------
NET SALES
  ELECTRICAL                                             $ 421.9           $ 419.2            $   820.9           $   810.3
  POWER                                                    156.8             134.3                320.7               266.6
  INDUSTRIAL TECHNOLOGY                                     62.1              49.7                124.9                99.3

                                                         -------           -------            ---------           ---------
      TOTAL NET SALES                                    $ 640.8           $ 603.2            $ 1,266.5           $ 1,176.2
                                                         =======           =======            =========           =========


OPERATING INCOME
  ELECTRICAL                                             $  41.7           $  36.8            $    69.3           $    68.0
  SPECIAL CHARGES                                             --              (1.4)                  --                (3.1)(1)
                                                         -------           -------            ---------           ---------
    TOTAL ELECTRICAL                                        41.7              35.4                 69.3                64.9
  POWER                                                     24.3              18.4                 49.5                38.3
  INDUSTRIAL TECHNOLOGY                                     12.0               7.6                 23.1                16.1
                                                         -------           -------            ---------           ---------
      TOTAL OPERATING INCOME                             $  78.0           $  61.4            $   141.9           $   119.3
                                                         =======           =======            =========           =========


OPERATING INCOME AS A % OF NET SALES
  ELECTRICAL                                                 9.9%              8.4%                 8.4%                8.0%
  POWER                                                     15.5%             13.7%                15.4%               14.4%
  INDUSTRIAL TECHNOLOGY                                     19.3%             15.3%                18.5%               16.2%
      TOTAL                                                 12.2%             10.2%                11.2%               10.1%


(1)      2006 SPECIAL CHARGES INCLUDES $0.2 CHARGED TO COST OF GOODS SOLD.

         THE 2006 SEGMENT OPERATING INCOME RESULTS HAVE BEEN ADJUSTED TO REFLECT THE INCLUSION OF STOCK-BASED COMPENSATION, CONSISTENT WITH THE 2007 PRESENTATION.


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                              HUBBELL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)


                                                                                       (UNAUDITED)
                                                                                      JUNE 30, 2007             DECEMBER 31, 2006
                                                                                      -------------             -----------------
ASSETS

CASH AND CASH EQUIVALENTS                                                               $    59.8                   $    45.3
SHORT-TERM INVESTMENTS                                                                        9.4                        35.9
ACCOUNTS RECEIVABLE, NET                                                                    389.9                       354.3
INVENTORIES, NET                                                                            316.4                       338.2
DEFERRED TAXES AND OTHER                                                                     46.8                        40.7
                                                                                        ---------                   ---------

   TOTAL CURRENT ASSETS                                                                     822.3                       814.4

PROPERTY, PLANT AND EQUIPMENT, NET                                                          323.3                       318.5
INVESTMENTS                                                                                  27.1                         0.3
GOODWILL                                                                                    442.4                       436.7
INTANGIBLE ASSETS AND OTHER                                                                 193.6                       181.6
                                                                                        ---------                   ---------

   TOTAL ASSETS                                                                         $ 1,808.7                   $ 1,751.5
                                                                                        =========                   =========

LIABILITIES AND SHAREHOLDERS' EQUITY

SHORT-TERM DEBT                                                                            $ 16.6                      $ 20.9
ACCOUNTS PAYABLE                                                                            189.3                       163.9
ACCRUED SALARIES, WAGES AND EMPLOYEE BENEFITS                                                46.5                        49.2
DIVIDENDS PAYABLE                                                                            19.7                        19.9
ACCRUED INSURANCE                                                                            52.6                        42.8
OTHER ACCRUED LIABILITIES                                                                    69.6                        85.6
                                                                                        ---------                   ---------

   TOTAL CURRENT LIABILITIES                                                                394.3                       382.3

LONG-TERM DEBT                                                                              199.4                       199.3
OTHER NON-CURRENT LIABILITIES                                                               174.7                       154.4
                                                                                        ---------                   ---------

   TOTAL LIABILITIES                                                                        768.4                       736.0

SHAREHOLDERS' EQUITY                                                                      1,040.3(1)                  1,015.5
                                                                                        ---------                   ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                              $ 1,808.7                   $ 1,751.5
                                                                                        =========                   =========


(1) 2007 SHAREHOLDERS' EQUITY INCLUDES AN INCREASE OF $4.7 IN CONNECTION WITH THE COMPANY'S ADOPTION ON JANUARY 1, 2007 OF FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB") INTERPRETATION NO. 48, "ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES - AN INTERPRETATION OF FASB STATEMENT NO. 109".


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                              HUBBELL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN MILLIONS)


                                                                                            SIX MONTHS ENDED JUNE 30
                                                                                         -----------          -----------
                                                                                         (UNAUDITED)          (UNAUDITED)
                                                                                         -----------          -----------
                                                                                             2007                   2006
                                                                                         -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  NET INCOME                                                                                $  95.0             $   81.3
  DEPRECIATION AND AMORTIZATION                                                                29.9                 26.9
  STOCK-BASED COMPENSATION EXPENSE                                                              5.3                  5.4
  CHANGES IN WORKING CAPITAL                                                                   32.0                (56.6)
  CONTRIBUTION TO DOMESTIC PENSION PLANS                                                      (15.0)                   -
  OTHER, NET                                                                                   (7.8)                (3.4)
                                                                                            -------             --------

     NET CASH PROVIDED BY OPERATING ACTIVITIES                                                139.4                 53.6
                                                                                            -------             --------

CASH FLOWS FROM INVESTING ACTIVITIES
  CAPITAL EXPENDITURES                                                                        (33.0)               (38.1)
  ACQUISITION OF BUSINESSES, NET OF CASH ACQUIRED                                              (2.8)              (118.0)
  NET CHANGE IN INVESTMENTS                                                                    (0.3)               119.8
  OTHER, NET                                                                                    3.9                  1.3
                                                                                            -------             --------

     NET CASH USED IN INVESTING ACTIVITIES                                                    (32.2)               (35.0)
                                                                                            -------             --------

CASH FLOWS FROM FINANCING ACTIVITIES
  BORROWINGS/REPAYMENTS OF DEBT                                                                (4.2)               (20.9)
  PAYMENT OF DIVIDENDS                                                                        (39.6)               (40.1)
  ACQUISITION OF COMMON SHARES                                                                (88.7)               (42.5)
  PROCEEDS FROM EXERCISE OF STOCK OPTIONS                                                      33.7                 23.5
  OTHER, NET                                                                                    4.9                  3.6
                                                                                            -------             --------

     NET CASH USED IN FINANCING ACTIVITIES                                                    (93.9)               (76.4)
                                                                                            -------             --------

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                            1.2                  0.7
                                                                                            -------             --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                               14.5                (57.1)
CASH AND CASH EQUIVALENTS
  BEGINNING OF PERIOD                                                                          45.3                110.6
                                                                                            -------             --------
  END OF PERIOD                                                                             $  59.8             $   53.5
                                                                                            =======             ========